For Immediate Release

IRELAND INC. COMPLETES ACQUISITON OF COLUMBUS PROJECT

HENDERSON, Nevada – February 21, 2008 – Ireland Inc. (OTC BB: IRLD) (“Ireland”), a mining exploration and development company focused on the extraction of precious and base metals from mineral deposits in the Southwestern United States, today announced that it has completed the acquisition of Columbus Brine Inc. (“CBI”). As a result of completing the acquisition of CBI, Ireland now owns 100% of the “Columbus Project”, located in Esmeralda County, Nevada.

The acquisition was completed by merging CBI with Ireland’s wholly-owned subsidiary, CBI Acquisition Inc. In exchange for the outstanding shares of CBI, Ireland issued 10,440,087 shares of its common stock and 5,220,059 share purchase warrants.

“We are very pleased to have completed the acquisition of the Columbus Project,” stated Douglas Birnie, Chief Executive Officer of Ireland Inc. “We are also very encouraged with the progress of our technical program, to date, and with the recent completion of the first phase of our mill site facility upgrades. We look forward to the commencement of our pilot process testing to determine commercial feasibility. We completed our first drilling program in our permitted mine site during the fourth quarter of 2007 and are evaluating initial assay results. We have also submitted applications to continue with our exploratory drilling program outside of the currently permitted mine site to determine potential project resources.”

The Columbus Project is located over the Columbus Salt Marsh in Esmeralda County, Nevada, approximately 45 miles from Tonopah. The project consists of approximately 43,000 acres of placer mining claims, 60 acres of mill site claims and an approved Plan of Operations to mine and process on 380 of these acres. Included are a 15,000 sq. ft. processing plant, water rights and 80 acres of private land. The current permit allows for mining to 25 feet in depth, processing up to 78,000 tons per year, and the production of calcium carbonate and precious metals.

For additional information on Ireland and Ireland’s acquisition of CBI, please refer to Ireland’s filings with the US Securities and Exchange Commission.

About Ireland Inc.

Ireland Inc. (IRLD) (“Ireland”) is a mining exploration and development company that is focused upon the extraction of precious and base metals from mineral deposits in the Southwestern United States.

In 2007, Ireland acquired rights to acquire up to 100% of two mining properties, both of which are prospective for gold and other minerals. The Company has now completed the acquisition of 100% of the Columbus Project and maintains an option to acquire up to 100% of the Red Mountain Project in San Bernardino County, California. Having raised $13 million in equity financing during 2007, Ireland believes it is well-positioned to move forward with its development program on both projects.

The Company is headquartered in Henderson, Nevada, and its common stock trades on the OTC Bulletin Board under the symbol “IRLD”.

Forward-Looking Statement

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, Ireland’s limited operating history, future trends in mineral prices, the availability of capital, geological or mechanical difficulties affecting Ireland’s planned geological work programs, uncertainties surrounding estimates of mineralized material and other risks detailed in Ireland’s filings with the U.S. Securities and Exchange Commission. By making these forward-looking statements, Ireland undertakes no obligation to update these statements for revisions or changes in the future.

For Additional Information, Contact:

Douglas Birnie, CEO at (702) 932-0353
http://www.irelandminerals.com